Exhibit 99.1

LendingTree Repurchases Portion of 2025 Convertible Notes

CHARLOTTE, N.C., March 6, 2023 /PRNewswire/ -- LendingTree, Inc. (NASDAQ: TREE) (the "Company"), operator of LendingTree.com, the nation's leading online financial services marketplace, announced today it has repurchased approximately $190 million in aggregate principal amount of its outstanding 0.50% Convertible Senior Notes due 2025. In total, the Company paid approximately $156.4 million in cash through separate and individually negotiated transactions with certain holders to retire the notes.

In connection with the repurchase of the 2025 notes, the Company expects that a corresponding portion of the existing convertible note hedge and warrant transactions that the Company entered into with certain financial institutions when the notes were issued in July, 2020 will be terminated. In connection with any such termination and the related unwind by such financial institutions of their related hedge positions, the Company expects such financial institutions and/or their respective affiliates to sell shares of the Company's common stock in secondary market transactions, and/or enter into or unwind various derivative transactions with respect to the Company's common stock.